Exhibit 4.1

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

           Amendment No. 1 (this "Amendment"), dated as of May 18, 2004, to the Rights Agreement, dated as of January 12, 1998 (the "Rights Agreement"), by and between Premier Parks Inc., a Delaware corporation now known as Six Flags, Inc. (the "Company"), and The Bank of New York, as rights agent (the "Rights Agent").

                              W I T N E S S E T H :
                              -------------------

           WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to delete entirely those provisions of the Rights Agreement relating to Continuing Directors.

           NOW, THEREFORE, the parties agree as follows:

           Section 1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given them in the Rights Agreement.

           Section 2. Amendments. The Rights Agreement is amended as follows:

           (a) The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement hereby is amended to delete the phrase "(but only if at the time of such determination by the Board of Directors there are then in office not less than two Continuing Directors and such action is approved by a majority of the Continuing Directors then in office)" appearing in the last sentence of such definition.

           (b) The definition of "Continuing Director" in Section 1(h) of the Rights Agreement hereby is amended to delete the definition of "Continuing Director" in its entirety and to substitute "[intentionally omitted]" therefor.

           (c) The definition of "Stock Acquisition Date" in Section 1(t) of the Rights Agreement hereby is amended to delete the words "Continuing Directors shall become aware of the existence of an Acquiring Person" appearing at the end of such definition and to substitute therefor "Board of Directors of the Company shall become aware of the existence of an Acquiring Person as confirmed by action of the Board of Directors of the Company taken by the affirmative vote of a majority of the Board of Directors of the Company".

           (d) The second sentence of Section 11(a)(iii) of the Rights Agreement hereby is amended: (i) to delete the phrase "(but only if at the time of such determination by the Board of Directors there are then in office not less than two Continuing Directors and such action is approved by a majority of the

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Continuing Directors then in office)" and (ii) to delete the phrase ", which
Fair Market Value shall be determined by an investment banking firm selected by the Board of Directors (but only if at the time of such selection there are then in office not less than two Continuing Directors and such selection is approved by a majority of the Continuing Directors then in office)" and to substitute therefor "hereof as of the date the Board of Directors of the Company makes such election (which Fair Market Value shall be determined as provided by Section 11(b) hereof)".

           (e) The third sentence of Section 11(a)(iii) of the Rights Agreement, which reads "For purposes of the preceding sentence, the Fair Market Value of the Preferred Stock shall be as determined pursuant to Section 11(b)." hereby is deleted in its entirety.

           (f) The first sentence of Section 23(a) of the Rights Agreement hereby is amended (i) to delete in its entirety the phrase "; provided, however, that from and after the time that any Person shall become an Acquiring Person, the Company may redeem the Rights only if at the time of the action of the Board of Directors there are then in office not less than two Continuing Directors and such redemption is approved by a majority of the Continuing Directors then in office" and (ii) to insert in lieu thereof the following new sentence: "The redemption of the Rights by the Board of Directors of the Company may be made effective at such time after the Board's action to redeem the Rights on such basis and subject to such conditions, as the Board of Directors of the Company in its sole and absolute discretion may establish.".

           (g) Section 26 of the Rights Agreement hereby is amended (i) to insert into, and at the end of the existing text of, the second sentence thereof, the phrase "(other than an Acquiring Person or any other Person in whose hands Rights are null and void under the provisions of Section 7(e) hereof)", (ii) to delete from the last sentence thereof the phrase "and supplements or amendments may be made after the time that any Person becomes an Acquiring Person only if at the time of the action of the Board of Directors approving such supplement or amendment there are then in office not less than two Continuing Directors and such supplement or amendment is approved by a majority of the Continuing Directors then in office" and (iii) to insert in lieu of such deleted phrase the following phrase: "(it being understood that an adjustment of the Redemption Price in accordance with Section 23 shall not be considered a supplement or amendment of this Agreement)".

           Section 3. No Other Modification. Except as specifically amended by this Amendment, the terms of the Rights Agreement shall remain in full force and effect.

           Section 4. Representation by Company to Rights Agent. The Company represents to the Rights Agent that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement, and the parties hereto agree that such representation shall be deemed to constitute the delivery by the Company to the Rights Agent of the certificate contemplated by Section 26 of the Rights Agreement.

           Section 5. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. On and after this effective date, each reference to in the Rights Agreement to "this Agreement",

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"this Rights Agreement", "herein", "hereof", "hereunder" or words of similar import, shall mean and be a reference to such Rights Agreement as amended hereby.

           Section 6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

           Section 7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

           Section 8. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

           Section 9. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


           IN WITNESS WHEREOF, the parties hereto have causes this Amendment to be duly executed, all as of the day and year first above written.


                                   SIX FLAGS, INC.

                                   By: /s/ James F. Dannhauser
                                       --------------------------------------
                                       James F. Dannhauser,
                                       Chief Financial Officer



                                   THE BANK OF NEW YORK

                                   By: /s/ Eon Canzius
                                       --------------------------------------
                                       Eon Canzius, Vice President